Exhibit 10.20

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this prospectus is [Date].

MARSH & McLENNAN COMPANIES, INC.

2000 SENIOR EXECUTIVE INCENTIVE AND STOCK AWARD PLAN

AND

2000 EMPLOYEE INCENTIVE AND STOCK AWARD PLAN

Terms and Conditions for Award of Deferred Stock Units

to U.S. Award Recipients

This award of deferred stock units has been granted to you on [Award Date] (the “Award Date”) under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan or the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (as applicable to you, the “Plan”) as specified in the Award Letter (defined below). For purposes of these Terms and Conditions, “MMC” means Marsh & McLennan Companies, Inc. and any successor thereto.

I.	GRANT, VESTING AND DISTRIBUTION OF AWARD; RESTRICTIVE COVENANTS AGREEMENT

A.	Grant of Award

1.	The letter delivered to you from MMC’s Chief Executive Officer dated [Date of Award], (the “Award Letter”) specifies the number of deferred stock units that comprises your individual award (the “Award”). You must execute a Restrictive Covenants Agreement (as described in Section I.C.) by the date specified in the Award Letter to accept the Award.

B.	Deferred Stock Units

1.	General. A deferred stock unit (“DSU”) represents an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to these Terms and Conditions and the terms and conditions of the Plan, one (1) share of MMC common stock as soon as practicable after vesting or as otherwise provided herein.

2.	Vesting. Subject to your continued employment, the DSUs are scheduled to vest on the [Vesting Date] of the Award Date (the “Scheduled Vesting Date”). If your employment terminates prior to the Scheduled Vesting Date, your right to the DSUs will be determined in accordance with Section III below.

3.	Delivery of Shares. Shares of MMC common stock in respect of the DSUs covered by the Award shall be distributed to you as soon as practicable after vesting, and in no event later than 60 days after vesting. The delivery of shares in respect of your deferred stock units is conditioned on your (i) having timely signed and returned a copy of the Restrictive Covenants Agreement (defined below) to MMC as instructed and (ii) satisfaction of any applicable tax withholding with respect to the Award.

C.	Restrictive Covenants Agreement

As provided in these Terms and Conditions, you must execute a Restrictive Covenants Agreement in a form determined by MMC (“Restrictive Covenants Agreement”) to accept your Award and for your Award to vest upon certain terminations of employment. The Restrictive Covenants Agreement generally applies for a period of one year commencing with your termination of employment. A copy of the Restrictive Covenants Agreement is enclosed. You may wish to consider consulting an attorney at your own expense before signing the Restrictive Covenants Agreement. Please retain a copy of your signed Restrictive Covenants Agreement for your records. Failure to timely execute and comply with the Restrictive Covenants Agreement by the date specified in the Award Letter will result in forfeiture of all of your rights, title and interest in and to the Award.

II.	RIGHTS OF DEFERRED STOCK UNITS

A.	Unless and until both the vesting conditions of the Award have been satisfied and shares of MMC common stock have been delivered to you in accordance with the terms and conditions described herein, you have only the rights of a general unsecured creditor and you have none of the attributes of ownership to such shares of stock (e.g., units cannot be used as payment for stock option exercises; units may not be transferred or assigned; units have no voting rights).

B.	Dividend equivalents are payable on each DSU at or after the time of distribution of any dividend paid by MMC in respect of a share of its common stock (a “Dividend Payment Date”), the record date of which occurs on or after the Award Date. You shall be entitled to receive an amount (less applicable withholding) equal to such dividend payment as would have been made in respect of one (1) share of MMC common stock for each DSU covered by the Award. Payment of a dividend equivalent shall be made only with respect to DSUs that are outstanding on the ex-dividend date.

III.	TERMINATION OF EMPLOYMENT

If your employment with MMC or any of its subsidiaries or affiliates (the “Company”) terminates, the following shall apply:

A.	Death

In the event your employment is terminated because of your death, the DSUs will vest at such termination of employment.

B.	Permanent Disability

Upon the occurrence of your Permanent Disability (as defined in Section III.G.), the DSUs will vest provided that you satisfy the condition to vesting described in Section III.F.

C.	Termination Other Than For Cause

1.	In the event your employment is terminated by the Company other than for Cause (as defined below), the Award will vest on a pro rata basis at such termination of employment provided that you satisfy the condition to vesting described in Section III.F. The portion of DSUs under the Award that vest is equal to a fraction, the numerator of which is the number of days from the Award Date to the date of your termination of employment, and the denominator of which is the number of days from the Award Date to the Scheduled Vesting Date.

2.	For purposes of these Terms and Conditions, “Cause” shall mean:

i.	willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

ii.	willful violation of any written company policies including but not limited to, the Company’s Code of Business Conduct & Ethics;

iii.	commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

iv.	unlawful use (including being under the influence) or possession of illegal drugs;

v.	any gross negligence or willful misconduct resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries; or

vi.	any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company or any of its subsidiaries.

D.	Sale of Business Unit For Which You Work

In the event of a sale or similar transaction involving the business unit for which you work (the “Employing Company”) as a result of which the Employing Company ceases to be a subsidiary of MMC, your termination of employment will be treated as a Termination Other than for Cause.

E.	All Other Employment Terminations

For all other terminations of employment, all of your rights, title and interest in and to the Award, whether vested or unvested, shall be forfeited on the date of such termination of employment, except to the extent that the Compensation Committee of the MMC Board of Directors (the “Committee”) may determine otherwise. For purposes of these Terms and Conditions, your employment will be treated as terminated when you are no longer employed by MMC or any affiliate or subsidiary of MMC.

F.	Condition to Vesting of Award Upon Termination of Employment

In the event of your termination of employment due to Permanent Disability or Termination other than for Cause as described in Section III.B or C, any unvested portion of the Award will vest as provided in Section III.B or C; provided that you reaffirm your Restrictive Covenants Agreement within 30 days following your termination of employment. Failure to timely reaffirm and comply with the Restrictive Covenants Agreement will result in forfeiture of all of your rights, title and interest in and to the Award, whether vested or unvested.

G.	Definitions

As used in these terms and conditions, “Permanent Disability” will be deemed to occur when MMC’s disability carrier determines that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

IV.	CHANGE IN CONTROL PROVISIONS

A.	Change in Control if Award is Assumed by a Successor

1.	Upon the occurrence of a “Change in Control” of MMC, as defined in the Plan, if the Award is Assumed (as defined in Section IV.A.2) by the entity effecting the Change in Control, the Award will become fully vested upon the earlier of the next Scheduled Vesting Date and your termination of employment without Cause or for Good Reason (as defined in the next sentence) during the 24-month period following such Change in Control. For purposes of these Terms and Conditions, “Good Reason” includes any of the following without your written consent: (i) a material reduction in your base salary; (ii) a material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive); (iii) a material diminution of your duties, responsibilities or authority; or (iv) a relocation of more than 50 miles from your office location in effect immediately prior to the Change in Control; provided that you provide MMC with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide MMC with at least 30 days following receipt of such notice to remedy such circumstances.

2.	For purposes of these Terms and Conditions, an Award will be considered assumed (“Assumed”) if the following conditions are met:

i.	The Award is converted into a replacement award (the “Replacement Award”) covering a number of shares of the entity effecting the Change in Control (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of MMC stock covered by the Award; provided that to the extent that any portion of the consideration received by holders of MMC common stock in the Change Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change in Control.

ii.	The Replacement Award contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause) that are no less favorable to you than the Award, and all other terms of the Replacement Award (other than the security and number of shares represented by the Replacement Award) are substantially similar to the Award.

iii.	The security represented by the Replacement Award is of a class that is publicly held and widely traded on an established stock exchange.

B.	Change in Control if Award is not Assumed by a Successor

1.	Upon the occurrence of a Change in Control of MMC, if the Award is not Assumed by the entity effecting the Change in Control, the Award will become fully vested on the date of the Change in Control and any restrictions contained in the terms and conditions of the grant of the Award shall lapse.

2.	If in the Change in Control transaction shareholders of MMC receive consideration consisting of cash or other property (including securities of a successor or parent corporation), there shall be delivered to you the consideration which you would have received in such transaction had you been, immediately prior to such transaction, a holder of that number of shares of MMC common stock equal to the number of shares of MMC common stock deliverable upon a Change in Control in respect of any DSUs covered by the Award.

3.	As soon as practicable following the date of the Change of Control but in no event later than 60 days following such date, you will receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which you would have received in the Change in Control transaction had you been, immediately prior to such transaction, a holder of that number of shares of MMC common stock equal to the number DSUs covered by the Award.

C.	Additional Payment

1.	Should the vesting of your DSUs under the Award accelerate because of a Change in Control, all or part of the value thereof (the “Acceleration Value”) may be subject to a 20% federal excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The Excise Tax is imposed on a select group of highly-compensated employees when the value, as determined by applicable regulations, of payments in the nature of compensation contingent on a Change in Control (including an amount reflecting the value of the accelerated vesting of the Award) equals or exceeds three times the average of such employee’s last five years’ W-2 earnings.

2.	If a Change in Control occurs and the vesting of DSUs under the Award is accelerated, MMC will determine if the Excise Tax is payable by you. If the Excise Tax is payable by you, MMC will pay to you, within five days of making the determination, an amount of money (the “Additional Payment”) such that after payment of applicable federal, state and local income taxes (other than any taxes arising under Section 409A of the Code), employment taxes and any Excise Tax imposed upon the Additional Payment, you will retain an amount of the Additional Payment equal to the Excise Tax imposed in respect of the Acceleration Value. If the Additional Payment, after payment of such taxes, is later determined to be less than the amount necessary to reimburse you for the Excise Tax you owe in respect of the Acceleration Value, a further payment will be made to you. If the Additional Payment, after payment of applicable taxes, is later determined to be more than the amount necessary to reimburse you for the Excise Tax you owe in respect of the Acceleration Value, you will be required to reimburse MMC (or its successor) for such excess.

V.	OTHER PROVISIONS

A.	No Right to Continued Employment. The granting of an Award does not give you any right to continue to be employed by the Company for any specific duration, or restrict, in any way, your right or the right of your employer to terminate your employment at any time for any reason, with or without cause or prior notice. Nothing in these Terms and Conditions or the Plan gives you any right to continue in the employ of the Company or interfere in any way with your right, or the right of the Company, to terminate your employment at any time.

B.	Any shares that may be deliverable to you following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge the Company’s obligations under the Award.

C.	The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer, of any shares of MMC common stock due to you which results from the inability of the Company to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of MMC common stock, if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares.

D.	The Award is subject to all of these Terms and Conditions and to the terms and conditions of the Plan and to the terms and conditions of any employment agreement or offer letter between you and the Company regarding the treatment of equity-based awards upon certain terminations of employment (“Contractual Provisions”), and your acceptance of the Award shall constitute your agreement to the terms and conditions of the Plan and the administrative regulations of the Committee. In the event of any inconsistency between these Terms and Conditions, the Contractual Provisions and the provisions of the Plan, the provisions of the Plan shall prevail. In the event of any inconsistency between these Terms and Conditions and any Contractual Provisions, the Contractual Provisions shall prevail. Your acceptance of the Award constitutes your agreement that the shares of MMC common stock acquired hereunder, if any, will not be sold or otherwise disposed of by you in violation of any applicable securities laws or regulations.

E.	The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under these Terms and Conditions or the Plan shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.

F.	The Committee may, in its sole discretion, amend the terms of the Award; provided, however, that if the Committee concludes that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to your Award without your consent.

G.	The Committee has full discretion and authority to control and manage the operation and administration of the Awards and the Plan. The Committee is comprised of at least two members of the MMC Board of Directors.

H.	The Plan, and the granting of Awards thereunder, and any delivery of shares in respect of an Award and the obligations of the Company and employees under the Plan, shall be subject to all applicable governmental laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, including, but not limited to, tax and securities regulations.

I.	The MMC Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant awards under the Plan; except that, without the consent of an affected participant, no such action may materially adversely affect the rights of such participant under any award theretofore granted to him or her. Following the occurrence of a Change in Control (as defined in the Plan), the MMC Board of Directors may not terminate the Plan or amend the Plan with respect to awards that have already been granted in any manner adverse to employees.

J.

Awards relating to not more than eighty million (80,000,000) shares of MMC common stock (par value $1.00 per share), plus such number of shares authorized and reserved for awards pursuant to certain preexisting share resolutions adopted by the MMC Board of Directors, may be made over the life of the Marsh & McLennan Companies, Inc. 2000

Employee Incentive and Stock Award Plan. Awards relating to not more than eight million (8,000,000) shares of MMC common stock (par value $1.00 per share), plus such number of shares remaining unused under preexisting stock plans approved by MMC’s stockholders, may be issued under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan. Employees of the Company will be eligible for awards under the Plan. MMC common stock is traded on the New York Stock Exchange under the symbol “MMC” and is subject to market price fluctuation. Shares of MMC common stock delivered in respect of the Award may be obtained through open market purchases, treasury stock or newly issued shares.

K.	The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. Your right to payment of your Award is the same as the right of an unsecured general creditor of the Company.

L.	There are no investment fees associated with your Award, and MMC pays all administrative expenses associated with your Award, although you will be responsible for any fees associated with the sale of any shares of MMC common stock delivered in respect of the Award.

Please retain this document in your permanent records. If you have any questions regarding the Plan or your Award or would like an account statement detailing the number of units covered and the vesting date(s) of such Award or any other information, please contact:

MMC Global Compensation

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York l0036-2774

Telephone Number: (212) 345-9722

Facsimile Number: (212) 948-8481

VI.	FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States Federal income tax consequences of your Award. This discussion does not address all aspects of the U.S. Federal income tax consequences that may be relevant to you in light of your personal investment or tax circumstances and does not discuss any state or local tax consequences of your Award. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisor concerning the application of the U.S. Federal income tax laws to your particular situation, as well as the applicability and effect of any state or local tax laws before taking any actions with respect to your Award.

A.	Deferred Stock Units

You will not be subject to tax upon the grant of deferred stock units. Upon vesting of deferred stock units, the fair market value of the shares of common stock covered by the Award on the vesting date will be subject to FICA employment tax withholding. Upon distribution of the shares of common stock (or, in the event Section IV.A.3 is applicable, cash or other property) underlying the deferred stock units, you will recognize as compensation income an amount equal to the fair market value on the date of distribution of the shares of common stock (and/or cash or other property) received. This amount of income will be subject to income tax withholding on the date of distribution. Your basis in any shares of common stock received will be equal to the fair market value of the shares of common stock on the date of distribution, and your holding period in such shares will begin on the day following the date of distribution. If any dividend equivalents are paid to you, they will be includible in your income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding. In the taxable year in which you recognize ordinary income on account of shares of common stock awarded to you, the Company generally will be entitled to a deduction equal to the amount of income recognized by you.

B.	Section 409A

Notwithstanding any other provision herein, your Award may be subject to additional restrictions to ensure compliance with the requirements of Section 409A of the Code (regarding nonqualified deferred compensation) and regulations thereunder. The Committee intends to administer the Awards in accordance with Section 409A of the Code and reserves the right to make changes in the terms or operations of the Awards (including changes that may have retroactive effect) deemed necessary or desirable to comply with Section 409A of the Code. This means, for example, that the timing of distributions may be different from those described in this document or in other materials relating to the Award or the Plan that do not yet reflect Section 409A of the Code and the regulations thereunder. If your Award is not in compliance with Section 409A of the Code, you may be subject to immediate taxation of all vested but unpaid awards under the Plan that are subject to Section 409A of the Code, plus interest at the underpayment rate plus 1%, plus a 20% penalty.

Notwithstanding any provision herein, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A of the Code) no portion of your Award that is determined to be nonqualified deferred compensation subject to Section 409A of the Code shall be distributed until the first day of the seventh month after the termination of employment and any such distributions to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment. The provisions of this subparagraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A of the Code. This subparagraph does not guarantee that your Award will not be subject to “additional tax” or other adverse tax consequences under Section 409A of the Code.

VII.	RESALE RESTRICTIONS

A.	If you are an “affiliate” of MMC at the time you receive shares of MMC common stock in respect of the Award, your ability to resell those shares may be restricted. In order to resell such shares, you will be required either to observe the resale limitations of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or offer your shares for resale in compliance with another applicable exemption from the registration requirements of the Securities Act.

B.	An “affiliate” is defined, for purposes of the Securities Act, as a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, MMC. A “person” is defined to include any relative or spouse of the person and any relative of the person’s spouse who has the same home as the person, any trust, estate, corporation or other organization in which the person or any of the foregoing persons has collectively more than 10% beneficial interest, and any trust or estate for which the person or any of the foregoing persons serves as trustee, executor or in any similar capacity. A person “controls, is controlled by or is under common control” with MMC when that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of MMC whether through the ownership of voting securities, by contract or otherwise.

VIII.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

A.	The Annual Report on Form 10-K of MMC for its last fiscal year, MMC’s Registration Statement on Form 8 dated February 3, 1987, describing MMC common stock, including any amendment or reports filed for the purpose of updating such description, and MMC’s Registration Statement on Form 8-A/A dated January 26, 2000, describing the Preferred Stock Purchase Rights attached to the common stock, including any further amendment or reports filed for the purpose of updating such description, which have been filed by MMC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein.

B.	All documents subsequently filed by MMC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the end of MMC’s last fiscal year and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

C.	The Annual Report can be viewed on MMC’s website at http://www.mmc.com/annualreport.html. Participants may receive without charge, upon written or oral request, a copy of any of the documents incorporated herein by reference and any other documents that constitute part of this Prospectus by contacting MMC Global Compensation as indicated above.